SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): October 17, 2007

                       U.S. HELICOPTER CORPORATION (Exact
                   Name of Registrant as Specified in Charter)

           Delaware                    001-32580              27-0096927
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(State or Other Jurisdiction of       (Commission           (IRS Employer
Incorporation or Organization)       File Number)           Identification
                                                                 No.)

  6 East River Piers, Suite 216, Downtown Manhattan Heliport,           10004
                                                 New York, NY
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         (Address of Principal Executive Offices)                    (Zip Code)


       Registrant's telephone number, including area code: (212) 248-2002
                                                           --------------

                                 Not Applicable
       ------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of us under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR
    230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
    240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))


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ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

(a)      $6,600,000 PRIVATE PLACEMENT FINANCING


On October 17, 2007, U.S. Helicopter Corporation ("we") received gross proceeds of $6,600,000 in a private placement transaction with International Financial Advisors, K.S.C.C. ("IFA") pursuant to a Securities Purchase Agreement dated October 15, 2007 (the "SPA") and entered into on October 17, 2007. In accordance with the terms of the SPA, we issued to IFA 8,000,000 shares of our common stock, par value $0.001 per share ("Common Stock"), plus warrants to purchase an additional 14,000,000 shares of Common Stock, which have an exercise price of $0.01 per share and a term of five years from the date of issuance. As an inducement to enter into the SPA, we also agreed to issue to IFA warrants to purchase an additional 14,700,000 shares of Common Stock, which have an exercise price of $0.01 per share and a term of five years from the date of issuance. The 8,000,000 shares of common stock issued to IFA are non-voting due to U.S. Department of Transportation regulations limiting the amount of ownership of U.S. Helicopter (a domestic airline) by foreign persons. To the extent that the shares may become voting shares in the future, they will not become so if it would result in non-U.S. citizens holding more than 24.99% of the voting stock or 49.9% of our total outstanding shares.


In accordance with the terms of the SPA, we agreed to increase the number of our directors to nine and granted IFA the right to appoint one additional director. As a result, IFA presently maintains the right to appoint two directors to our Board, after taking into account IFA's right to appoint a director in connection with a previous financing transaction between IFA and us on October 26, 2005.

We also agreed to grant IFA certain anti-dilution rights in the event that we conclude a financing transaction in the 12 month period following the closing with IFA, as well as a right to participate in any future financing in an amount equal to one-third of the gross proceeds to be raised in such future offering for a period of two years following the SPA closing.

No commissions were paid in connection with this transaction.

The purpose of the SPA financing was to provide working capital to us pending completion of a larger financing and for repayment of debt. We will continue to advance discussions with potential investors for up to $25.0 million of long term equity financing that has been underway during the past several months. We have met with a number of strategic investors who have experience in long term aviation finance. We cannot provide assurance, however, that we will be successful in obtaining the required long term equity financing that we are seeking on a timely basis or at all.

Issuance of the securities sold was exempt from registration pursuant to Regulation S promulgated under the Securities Act of 1933, as amended. The securities were sold to a non-U.S.-based accredited investor in a private transaction without the use of any form of general solicitation or advertising. The underlying securities are "restricted securities" subject to applicable limitations on resale.

ITEM 2.04. TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT
           FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT.

Our completion of the SPA financing with IFA required that we repay certain bridge loans owed to YA Global Investments, L.P., formerly known as Cornell Capital Partners, L.P. ("YA"). As agreed upon between YA and us, we paid YA a total of approximately $1,700,000 out of the gross proceeds received by us in connection with the SPA. As a result of this repayment, convertible debentures issued by us to YA on August 24, 2007 (in the principal amount of $800,000) and May 14, 2007 (in the principal amount of $500,000), inclusive of interest, were repaid in full, and we repaid a total of approximately $340,000 in connection with a convertible debenture issued by us to YA on March 30, 2007 (in the principal amount of $1,100,000), leaving a total of approximately $845,000 due and owing under such debenture as of October 17, 2007.

ITEM 3.02.   UNREGISTERED SALES OF EQUITY SECURITIES

See Item 1.01 above.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date: October 22, 2007


                                   U.S. HELICOPTER CORPORATION
                                   (Registrant)



                                   By:    /s/ George J. Mehm, Jr.
                                        -----------------------------------
                                        George J. Mehm, Jr.
                                        Sr. Vice President and Chief Financial
                                        Officer